Exhibit 99.1

ITT Reports Record 2018 Second-Quarter Results Raises Full-Year EPS Guidance

2018 Second-Quarter GAAP Results

  Record revenue up 10% to $697 million
  Orders up 18% to $742 million
  Segment operating income up 30% to $106 million
  EPS up 46% to $0.79

2018 Second-Quarter Adjusted Results

  Organic revenue up 7%
  Organic orders up 15%
  Record adjusted segment operating income up 21% to $108 million
  Record adjusted EPS up 26% to $0.82

Strategic Highlights

  22 Motion Technologies Friction OEM wins, including 9 front axle and 4 EV/Hybrid
  Net operating productivity, execution & volume drive adjusted segment operating margins to 15.5%
  Raising full-year organic revenue and adjusted EPS guidance

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--August 3, 2018--ITT Inc. (NYSE:ITT) today reported 2018 second-quarter financial results that reflect strong top-line growth and the company’s continued focus on operational execution and strategies to win share in key global end markets. “For the second consecutive quarter, ITT delivered record results and double-digit growth across a number of key metrics including revenue, adjusted segment operating income and adjusted EPS,” said CEO and President Denise Ramos. “This performance was driven by our intense focus on optimizing execution, reflected in our strong productivity gains and the year-over-year adjusted margin expansion of 130 basis points, led by improvements of 350 basis points at Industrial Process and 280 basis points at Connect and Control Technologies. Our results also reflect our ability to drive growth and market share gains in strategic global end markets. As we move into the second half of 2018, we’ll continue to focus on advancing operational excellence while building on our momentum in target markets that will propel our future growth.”

Revenue and Orders

On a GAAP basis, the company delivered record quarterly revenue of $697 million, reflecting a 10 percent increase over the prior year, which included a 3 percent benefit from foreign exchange. Organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) increased 7 percent with each segment delivering 5 percent or better organic revenue growth. The revenue growth was driven by strength in transportation and industrial end markets, particularly in automotive OEM friction and short-cycle baseline pumps and valves, partially offset by lower oil and gas activity. Organic orders grew 15 percent driven by oil and gas and chemical pump projects, strength in commercial aerospace and defense, and gains in global automotive friction.

Segment Operating Income

GAAP segment operating income increased 30 percent to $106 million on segment margins of 15.2 percent with strong results at each business segment. Adjusted segment operating income increased 21 percent to $108 million on adjusted segment operating margins of 15.5 percent, an improvement of 130 basis points. The growth reflects higher volumes at each segment, solid net operating productivity that more than offset cost increases, improved performance on pump projects and favorable foreign exchange, which was partially offset by growth investments. In addition, the 2017 second-quarter results included estimated impacts from restrictions on sales of certain military-specification connectors. The GAAP segment operating income comparison further benefited from the impact of a legal accrual recorded during second-quarter of 2017.

Earnings Per Share

GAAP EPS increased 46 percent to $0.79. Adjusted EPS increased 26 percent to $0.82, reflecting the growth in adjusted segment operating income and favorable impacts from a lower non-U.S. tax rate, partially offset by unfavorable environmental and corporate cost comparisons, primarily related to incentive compensation. GAAP EPS benefited from favorable tax adjustments and lower realignment costs.

Guidance

The company is raising its previously announced 2018 full-year organic revenue guidance to the new range of up 3 percent to up 5 percent primarily due to the strong year-to-date revenue and order growth. However, the company is maintaining its previously announced 2018 full-year total revenue guidance of up 5 percent to up 8 percent due to recent unfavorable foreign currency movements.

The company is raising the mid-point of its previously announced 2018 full-year adjusted EPS guidance by five cents to $3.10, which represents a 20 percent increase compared to the prior year. The updated adjusted EPS guidance range of $3.05 to $3.15 reflects improving market dynamics, volume, and additional net operating productivity, partially offset by higher commodity costs and unfavorable foreign currency. The company is raising and tightening its previously announced 2018 full-year GAAP EPS guidance to a new range of $3.32 to $3.44 reflecting operational strength and improving market conditions, as well as lower restructuring and realignment costs and tax expenses.

2018 Second-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year period.

Motion Technologies

  Total revenue increased 14 percent to $330 million, which includes an organic revenue increase of 7 percent and a 7 percent favorable impact from foreign exchange. The revenue results reflect share gains in automotive OEM brake pads in China and North America, strength in aftermarket shims at Wolverine, and share gains in China high-speed and European rail markets. Growth was partially offset by an anticipated decline in aftermarket brake pads due to phasing and destocking by European distributors.

  GAAP operating income increased 7 percent to $56 million, and adjusted segment operating income increased 9 percent to $57 million. Both increases reflect higher sales volume and operational productivity, with notable productivity improvements within the Wolverine business, and favorable impacts from foreign exchange, which were partially offset by unfavorable aftermarket product mix, pricing pressures, higher commodity costs, and strategic investments.

Industrial Process

  Total revenue increased 6 percent to $203 million, and organic revenue increased 5 percent, reflecting double-digit growth in short-cycle baseline pumps and valves, partially offset by a project revenue decline of 3 percent due to prior-year oil and gas projects, partially offset by strong petrochemical activity. The growth in baseline pumps was due to strong general industrial, chemical, and mining demand. The growth in valves was driven by solid bio-pharmaceutical demand.
  GAAP and adjusted operating income increased more than 51 percent to $23 million, reflecting benefits from higher volumes, net operating productivity and continued project performance improvements, favorable short-cycle product mix, and favorable price that nearly offset higher material costs.

Connect and Control Technologies

  Total revenue increased 10 percent to $164 million, and organic revenue increased 8 percent, reflecting double-digit growth in oil and gas connectors on strength in North America and the Middle East and growth in aerospace led by commercial aerospace components and rotorcraft.
  GAAP operating income increased 92 percent to $27 million and adjusted segment operating income increased 31 percent to $28 million. Both measures reflect benefits from higher volumes, improved productivity gains in connector operations, restructuring benefits driven by the CCT integration, and a beneficial comparison to unfavorable prior-year impacts from military-specification connectors. The GAAP operating income comparison benefited from a prior-year legal accrual.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors and a replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, August 17, 2018, at midnight.

For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2017 revenues of $2.6 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished. More information on factors that could cause actual results or events to differ materially from those anticipated is included in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
For the Periods Ended June 30	2018	2017	2018	2017
Revenue	$696.8	$630.9	$1,386.1	$1,256.7
Costs of revenue	470.8	425.9	935.9	848.6
Gross profit	226.0	205.0	450.2	408.1
General and administrative expenses	63.0	64.6	128.1	130.3
Sales and marketing expenses	43.4	43.8	86.9	86.9
Research and development expenses	25.8	22.6	50.5	45.0
Asbestos-related costs (benefit), net	13.5	14.9	(6.2)	29.8
Operating income	80.3	59.1	190.9	116.1
Interest and non-operating expenses, net	1.5	0.5	3.3	2.7
Income from continuing operations before income tax expense	78.8	58.6	187.6	113.4
Income tax expense	8.9	10.6	16.5	19.7
Income from continuing operations	69.9	48.0	171.1	93.7
(Loss) income from discontinued operations, including tax benefit of $0.1, $0.1, $0 and $0.2, respectively	—	(0.1)	0.1	(0.2)
Net income	69.9	47.9	171.2	93.5
Less: Income (loss) attributable to noncontrolling interests	0.2	0.1	0.3	(0.3)
Net income attributable to ITT Inc.	$69.7	$47.8	$170.9	$93.8
Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$69.7	$47.9	$170.8	$94.0
(Loss) income from discontinued operations, net of tax	—	(0.1)	0.1	(0.2)
Net income attributable to ITT Inc.	$69.7	$47.8	$170.9	$93.8
Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.80	$0.54	$1.95	$1.06
Discontinued operations	—	—	—	—
Net income	$0.80	$0.54	$1.95	$1.06
Diluted:
Continuing operations	$0.79	$0.54	$1.93	$1.05
Discontinued operations	—	—	—	—
Net income	$0.79	$0.54	$1.93	$1.05
Weighted average common shares – basic	87.5	88.5	87.8	88.4
Weighted average common shares – diluted	88.4	89.0	88.7	89.1

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$449.6	$389.8
Receivables, net	560.4	629.6
Inventories, net	393.5	311.9
Other current assets	175.1	147.4
Total current assets	1,578.6	1,478.7
Plant, property and equipment, net	506.1	521.7
Goodwill	879.9	886.8
Other intangible assets, net	145.3	156.2
Asbestos-related assets	322.6	304.0
Deferred income taxes	164.0	149.9
Other non-current assets	203.2	202.9
Total non-current assets	2,221.1	2,221.5
Total assets	$3,799.7	$3,700.2
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term loans and current maturities of long-term debt	$210.7	$163.6
Accounts payable	331.2	351.4
Accrued liabilities	397.7	384.4
Total current liabilities	939.6	899.4
Asbestos-related liabilities	781.6	800.1
Postretirement benefits	223.5	227.3
Other non-current liabilities	172.7	175.6
Total non-current liabilities	1,177.8	1,203.0
Total liabilities	2,117.4	2,102.4
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 87.6 shares and 88.2 shares, respectively	87.6	88.2
Retained earnings	1,959.3	1,856.1
Total accumulated other comprehensive loss	(366.6)	(348.2)
Total ITT Inc. shareholders' equity	1,680.3	1,596.1
Noncontrolling interests	2.0	1.7
Total shareholders’ equity	1,682.3	1,597.8
Total liabilities and shareholders’ equity	$3,799.7	$3,700.2

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED) (IN MILLIONS)

For the Six Months Ended June 30	2018	2017
Operating Activities
Net income	$171.2	$93.5
Less: Income (loss) from discontinued operations	0.1	(0.2)
Less: Income (loss) attributable to noncontrolling interests	0.3	(0.3)
Income from continuing operations attributable to ITT Inc.	170.8	94.0
Adjustments to income from continuing operations:
Depreciation and amortization	55.2	50.4
Equity-based compensation	10.2	7.3
Asbestos-related (benefit) costs, net	(6.2)	29.8
Asbestos-related payments, net	(30.8)	(30.7)
Changes in assets and liabilities:
Change in receivables	(15.2)	(35.6)
Change in inventories	(22.8)	2.3
Change in accounts payable	(14.2)	(7.8)
Change in accrued expenses	(23.0)	(3.3)
Change in accrued and deferred income taxes	(11.7)	(3.1)
Other, net	7.0	(10.7)
Net Cash – Operating activities	119.3	92.6
Investing Activities
Capital expenditures	(46.3)	(53.3)
Acquisitions, net of cash acquired	—	(113.7)
Other, net	0.9	2.5
Net Cash – Investing activities	(45.4)	(164.5)
Financing Activities
Commercial paper, net repayments	(162.4)	9.4
Short-term revolving loans, borrowings	246.5	77.3
Short-term revolving loans, repayments	(23.5)	(100.0)
Long-term debt, issued	—	3.9
Long-term debt, repayments	(1.9)	(0.7)
Repurchase of common stock	(55.4)	(32.8)
Proceeds from issuance of common stock	4.7	6.5
Dividends paid	(12.0)	(11.6)
Other, net	(0.1)	0.1
Net Cash – Financing activities	(4.1)	(47.9)
Exchange rate effects on cash and cash equivalents	(8.6)	15.3
Net Cash – Operating activities of discontinued operations	(1.4)	(0.9)
Net change in cash and cash equivalents	59.8	(105.4)
Cash and cash equivalents – beginning of year	391.0	461.9
Cash and cash equivalents – end of period	$450.8	$356.5
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$1.1	$2.1
Income taxes, net of refunds received	$23.2	$21.9

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, adjusted free cash flow and backlog, some of which are non-GAAP. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends and share repurchases.

These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenue and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. We believe that these measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, pension settlement and other curtailment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items.

Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Second Quarter 2018 & 2017
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	Change	% Change
	3M 2018	3M 2017	2018 vs. 2017	2018 vs. 2017	3M 2018	3M 2018	3M 2018	Adj. 2018 vs. 2017	Adj. 2018 vs. 2017

Revenue
ITT Inc.	696.8	630.9	65.9	10.4%	-	22.5	674.3	43.4	6.9%

Industrial Process	203.2	192.3	10.9	5.7%	-	0.8	202.4	10.1	5.3%
Motion Technologies	330.3	290.1	40.2	13.9%	-	19.5	310.8	20.7	7.1%
Connect & Control Technologies	164.1	149.6	14.5	9.7%	-	2.3	161.8	12.2	8.2%

Orders
Total Segment Orders	741.7	626.3	115.4	18.4%	-	23.4	718.3	92.0	14.7%

Industrial Process	237.4	190.3	47.1	24.8%	-	0.7	236.7	46.4	24.4%
Motion Technologies	327.6	288.9	38.7	13.4%	-	20.7	306.9	18.0	6.2%
Connect & Control Technologies	177.2	147.8	29.4	19.9%	-	2.1	175.1	27.3	18.5%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Second Quarter 2018 & 2017
(In Millions)

	3M 2018	3M 2018		3M 2018	3M 2017*	3M 2017		3M 2017	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2018 vs. 2017		As Adjusted 2018 vs. 2017

Revenue:
Industrial Process	203.2			203.2	192.3			192.3	5.7%		5.7%
Motion Technologies	330.3			330.3	290.1			290.1	13.9%		13.9%
Connect & Control Technologies	164.1			164.1	149.6			149.6	9.7%		9.7%

Intersegment eliminations	(0.8)			(0.8)	(1.1)			(1.1)
Total Revenue	696.8			696.8	630.9			630.9	10.4%		10.4%

Operating Margin:
Industrial Process	11.5%	-	BP	11.5%	8.0%	-	BP	8.0%	350	BP	350	BP
Motion Technologies	16.8%	50	BP	17.3%	18.0%	20	BP	18.2%	(120)	BP	(90)	BP
Connect & Control Technologies	16.6%	30	BP	16.9%	9.5%	460	BP	14.1%	710	BP	280	BP

Total Operating Segments	15.2%	30	BP	15.5%	12.9%	130	BP	14.2%	230	BP	130	BP

Income (loss):
Industrial Process	23.4	(0.1)		23.3	15.3	0.1		15.4	52.9%		51.3%
Motion Technologies	55.5	1.8		57.3	52.1	0.7		52.8	6.5%		8.5%
Connect & Control Technologies	27.3	0.4		27.7	14.2	6.9		21.1	92.3%		31.3%

Total Segment Operating Income	106.2	2.1		108.3	81.6	7.7		89.3	30.1%		21.3%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent operating items.

*2017 As Reported Operating Income was adjusted to reflect the adoption of ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.
The 2017 adjustments to Segment Operating Income in the 2017 As Reported column were as follows:
	Industrial Process				0.5
	Motion Technologies				0.0
	Connect & Control Technologies				0.5
		Total Segment Operating Income			1.0

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter 2018 & 2017
(In Millions, except per share amounts)

					Q2 2017						Percent Change
	Q2 2018	Non-GAAP		Q2 2018	As Previously	ASU 2017-07	Non-GAAP		Q2 2017	2018 vs. 2017	2018 vs. 2017
	As Reported	Adjustments		As Adjusted	Reported	Adjustments (1)	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	106.2	2.1	#A	108.3	80.6	1.0	7.7	#A	89.3

Corporate (Expense)	(25.9)	13.2	#B	(12.7)	(22.9)	0.4	13.1	#B	(9.4)

Operating Income	80.3	15.3		95.6	57.7	1.4	20.8		79.9

Interest Income (Expense)	(0.2)	(0.1)	#C	(0.3)	1.1	-	(2.1)	#C	(1.0)
Other Income (Expense)	(1.3)	-		(1.3)	(0.2)	(1.4)	-		(1.6)

Income from Continuing Operations before Tax	78.8	15.2		94.0	58.6	-	18.7		77.3

Income Tax (Expense)	(8.9)	(12.5)	#D	(21.4)	(10.6)	-	(8.7)	#D	(19.3)

Income from Continuing Operations	69.9	2.7		72.6	48.0	-	10.0		58.0

Less: Non Controlling Interest	0.2	-		0.2	0.1		-		0.1

Income from Continuing Operations - ITT Inc.	69.7	2.7		72.4	47.9	-	10.0		57.9

EPS from Continuing Operations	0.79	0.03		0.82	0.54	-	0.11		0.65	0.17	26.2%

Note: Amounts may not calculate due to rounding.

#A - 2018 includes restructuring costs ($1.2M) and acquisition related costs ($0.9M).
#A - 2017 includes restructuring and realignment costs ($2.6M), legal accrual ($5.0M), and acquisition related costs ($0.1M).

#B - 2018 includes asbestos related expense ($13.5M); income from a legacy environmental settlement ($0.4M) and certain costs associated primarily from the sale of excess property ($0.1M).
#B - 2017 includes asbestos related expense ($14.9M); certain costs associated primarily with sale of excess property ($2.0M), offset by income of ($3.8M) related to environmental insurance recovery.

#C - Interest income related to a change in uncertain tax position for both 2018 & 2017.

#D - 2018 includes various tax-related special items including tax benefit for valuation allowance change ($1.5M), tax benefit for tax law changes ($3.1M), tax benefit on current and future distribution of foreign earnings ($3.1M), and the tax impact of other operating special items.
#D -2017 includes various tax-related special items including tax benefit on change in uncertain tax positions ($2.3M), tax benefit for change in valuation allowance ($2.2M), tax expense on distribution of foreign earnings ($1.0M), and the tax impact of other operating special items.

(1) The adjustments in June 2017 reflect the adoption of ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Second Quarter 2018 & 2017
(In Millions)

	6M 2018	6M 2017

Net Cash - Operating Activities *	119.3	92.6

Capital expenditures	46.3	53.3

Free Cash Flow	73.0	39.3

Insurance settlement agreement, net	(16.9)	-
Asbestos cash payments, net	30.8	30.7
Restructuring cash payments	4.2	8.8
Realignment-related cash (receipts) payments	(0.1)	6.2

Adjusted Free Cash Flow	91.0	85.0

Income from Continuing Operations - ITT Inc.	170.8	94.0

Special Items, net of tax	(29.6)	21.3

Income from Continuing Operations - ITT Inc., Excluding
Special Items	141.2	115.3

Adjusted Free Cash Flow Conversion	64.4%	73.7%

* 2017 revised to reflect the new standard ASU 2016-18 regarding presentation of the changes in restricted cash.

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2018

	2018 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$ 3.32	$ 3.44

Estimated Asbestos Related Costs, Net of Tax	0.18	0.18

	$ 3.50	$ 3.62

Estimated Gain on Sale of Excess Property, Net of Tax	(0.33)	(0.35)

Estimated Restructuring, Realignment and Other Costs, Net of Tax	0.17	0.17

Acquisition Related Costs, Net of Tax	0.02	0.02

Other Special Tax Items	(0.31)	(0.31)

EPS from Continuing Operations - Adjusted	$ 3.05	$ 3.15

ITT Inc. Non-GAAP Reconciliation
Adjusted Segment Operating Income & Operating Margin
Restated to Align with New Pension Presentation Requirements*
Quarterly Historical Data 2017
(In Millions)

	Q1	Q2	Q3	Q4	FY 2017

Restated Adjusted Segment Income (loss):
Industrial Process	10.8	15.4	17.5	28.0	71.7
Motion Technologies	55.9	52.8	52.6	37.6	198.9
Connect & Control Technologies	18.3	21.1	21.2	20.9	81.5

Total Adjusted Segment Operating Income	85.0	89.3	91.3	86.5	352.1

Adjusted Segment Operating Margin:
Industrial Process	5.8%	8.0%	8.9%	12.0%	8.9%
Motion Technologies	19.5%	18.2%	17.5%	12.6%	16.9%
Connect & Control Technologies	11.9%	14.1%	14.2%	13.6%	13.5%

Total Adjusted Operating Segments	13.6%	14.2%	14.2%	12.7%	13.6%

* The 2017 Adjusted Segment Income was restated as are required under the FASB issued ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.

CONTACT:
Investors:
Jessica Kourakos, +1 914-641-2030
jessica.kourakos@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com